AMENDMENT TO THE MANAGED PORTFOLIO SERIES
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the last date on the signature page to the Transfer Agent Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the series of the Trust to add the Friess Brandywine Fund and Friess Brandywine Blue Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit Z is hereby superseded and replaced in its entirety with Exhibit Z attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

MANAGED PORTFOLIO SERIES		U.S. BANCORP FUND SERVICES, LLC
By:	/s/ Brian Wiedmeyer	By:	/s/ Jeanine M. Bajczyk
Printed Name:	Wiedmeyer Brian	Printed Name:	Jeanine M. Bajczyk
Title:	President	Title:	Senior Vice President
Date:	June 4, 2021	Date:	June 7, 2021

Exhibit Z to the Managed Portfolio Series Transfer Agent Servicing Agreement

Name of Series
Friess Small Cap Growth Fund Friess Brandywine Fund Friess Brandywine Blue Fund

Transfer Agent, Shareholder & Account Services Fee Schedule effective July 1, 2021.
Annual Service Charges to the Fund*
$ 24,000 Base Fee per CUSIP- for first CUSIP in Fund Complex
$ 16,000 Each additional class CUSIP in Fund Complex
$ 12.00 per open ML0 direct shareholder account
$ 10.00 per open ML3 NSCC account
$ 2.50 per closed account - (zero balance)

Annual Basis Point Fee per Fund Complex
Basis Points
1 on the first $ 250 million
0.75 on the next $ 250 million
0.50 on the balance

Services Included in Annual Basis Point Fee
■Telephone Calls
■Voice Response Calls
■Manual Shareholder Transaction & Correspondence
■Omnibus Account Transaction
■Daily Valuation/Manual 401k Trade
■Report Source - Client on-line access to fund and investor data. Includes set up and 2 user Ids.
■NSCC System Interface
■Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.
■Excessive Trader - Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
■12b-1 Aging - Aging shareholder account share lots in order to monitor and begin assessing
12b-1 fees after a certain share lot age.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes , service/data conversion, AML verification services, special reports , record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions,) voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, training, cost basis reporting, investor email services, dealer reclaim services, literature
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fulfillment, money market fund service organizations, charges paid by investors, CUSIP setup, CTI reporting, sales reporting & Rule 22c-2 reporting (MARS), electronic statements (lnforma), EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.
In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase -All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following    the month during which such account is closed.

Transfer Agent & Shareholder Services (Additional Services Fee Schedule)
Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees
■$ 15.00 per qualified plan account or Coverdell ESA account (Cap at $30.00 per SSN)
■$ 25.00 per transfer to successor trustee
■$ 25.00 per participant distribution (Excluding SWPs)
■$ 25.00 per refund of excess contribution
■$ 25.00 per reconversion/recharacterization
Additional Shareholder Paid Fees
■$ 15.00 per outgoing wire transfer or overnight delivery
■$ 5.00 per telephone exchange
■$ 25.00 per return check or ACH or stop payment
■$ 10.00 per statement year requested per account (This fee applies to research requests for statements older than the prior year)

Vision Electronic Statement Services
Online account access for broker/dealers, financial planners, and RIAs.

■Account inquiry
◦$ 0.05 per event Inquiry
◦$ 5.00 per month per ID Vision ID

*Vision ID and event charges also apply.
■Threatmetrix Services: MFA Annual Product Fee
◦$ 125 Monthly, $ 1,500 Annually - Below 1,000 IDs
◦$ 208 Monthly, $ 2,500 Annually - 1000-3450 IDs
◦$ 583 Monthly, $ 7,000 Annually - 3451 IDs and above
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Electronic Correspondence
Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
■$ 6 per Email
Cost Basis Reporting
Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
■$ 1.00 per direct open account per year

Literature Fulfillment Services

■Account Management/Database Administration
◦$ 300 per month
◦$ 20 per SKU - Receiving
◦$ 6 per order - Order Processing
◦$ 20 per month per location - Skid Storage
◦$ 20 per SKU - Disposal

■Inbound Tele servicing Only
◦$ 250 per month Account Management {OR)
◦$ 10.00 per calf, Call Servicing

■Miscellaneous Expenses
◦Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

Dealer Survey Completion
Dealer fund survey requests - $150 per hour for completion and quality validation- WAIVED

CUSIP Setup
■$ 1,500 per CUSIP - CUSIP Setup beyond the initial CUSIP
■$ 3,000 per CUSIP (Less than 35 days) - Expedited CUSIP Setup

Advisor's Signature below acknowledges approval of the fee schedule on this Exhibit Z.

.

Friess Associates, L.L.C.
By:	/s/ David D. Marky
Printed Name:	David D. Marky
Title:	COO & CCO	Date:	6/3/2021

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